Exhibit 99.1

Media	Investors
Stephen Hagey	Christopher Oltmann
(805) 530-5817	(818) 264-4907

PennyMac Financial Services, Inc. Announces

Jeffrey Perlowitz To Join Its Board of Directors

Westlake Village, CA,  February 20, 2019  –  PennyMac Financial Services, Inc. (NYSE: PFSI) announced today that Jeffrey Perlowitz, a veteran Wall Street executive with deep experience in the mortgage business, will join its Board of Directors effective immediately.

“We are delighted that Jeff has been elected to our Board of Directors,” said PFSI Executive Chairman Stanford L. Kurland. “Jeff is exceptionally skilled and conversant in all aspects of residential mortgage finance and brings the kind of expertise and perspective we value. On behalf of my fellow directors, I welcome his arrival with great enthusiasm.”

From 1998 until his retirement in 2016, Mr. Perlowitz served as managing director and co-head of global securitized markets at Citigroup and predecessor entities, where he was responsible for sales and trading of residential mortgage loans, commercial mortgages and consumer products. He holds a B.S. in economics and accounting from The State University of New York at Albany.

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market.  Additional information about PennyMac Financial Services, Inc. is available on its investor relations website at www.ir.pennymacfinancial.com.